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                                                                    Exhibit 99.1

                                                      [Logo of National Steel]
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                                                      National Steel Corporation
                                                      4100 Edison Lakes Parkway
                                                      Mishawaka, IN 46545
                                                      (219) 273-7000



NEWS RELEASE
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Media Contact:       Ronald B. Freeman
                     (219) 273-7559

Analyst and          William E. McDonough
Investor Contact:    (219) 273-7414


                  NATIONAL STEEL ANNOUNCES APPOINTMENT OF NEW
             CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER AND
                    RESIGNATION OF CHIEF FINANCIAL OFFICER


Mishawaka, IN, March 5, 2001 - National Steel Corporation (NYSE: NS) today announced that Hisashi Tanaka has been elected Chairman of the Board and Chief Executive Officer, replacing Yutaka Tanaka who has resigned.

Mr. Hisashi Tanaka has served as a member of the Board of Directors of National Steel since April of 1998. He joins National Steel following a 30 year career at NKK Corporation, Japan's second largest steel company and National Steel's majority shareholder. He has had substantial experience in both technical and administrative areas while at NKK. Most recently, he has held the positions of Director, Technical & Engineering Planning from 1995 to 1996, General Manager, Steelmaking Technology from 1996 to 1998, General Manager Technology Planning and Coordination from 1998 to 2000 and Vice President, Technology Planning and Coordination since April 2000.

Commenting on his appointment, Mr. Hisashi Tanaka stated, "Although the U.S. steel industry is currently operating in an extremely difficult environment, I look forward to leading National Steel in its efforts to achieve significant improvements in its results and operations."

The Company also announced that Glenn H. Gage has resigned from his position as Senior Vice President and Chief Financial Officer.

All statements contained in this release, other than historical information, are forward looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K (as amended) for the year ended December 31, 1999.

Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. Visit National Steel's website at: www.nationalsteel.com.